                                                                    EXHIBIT 10.1

                                                                [EXECUTION COPY]

                    SEPARATION AGREEMENT AND GENERAL RELEASE

            This Separation Agreement and General Release ("Agreement") is entered into by and between LIN Television Corporation ("Company") and Deborah
R. Jacobson ("Executive").

                                  WITNESSETH:

            WHEREAS, Executive is presently employed by Company as its Vice President Corporate Development and Treasurer and serves as an officer of LIN TV Corp. ("Parent Company") and all of its subsidiaries. For purposes of this Agreement, Executive's separation from employment with Company shall constitute an automatic termination of all positions held by Executive with Company, Parent Company and any and all affiliated companies;

            WHEREAS, Company and Executive entered into that certain Separation Agreement and General Release, dated February 9, 2004 (the "First Separation Agreement") and, by mutual written agreement, dated March 31, 2004, the parties terminated the First Separation Agreement; and

            WHEREAS, Company and Executive wish to set forth their respective obligations concerning Executive's separation from Company;

            NOW, THEREFORE, in consideration of the premises and conditions set forth herein, the sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

1. Employment. Executive is an employee at will. Executive or Company may terminate Executive's employment with Company at any time, for any reason or no reason at all. In the event that Executive's employment is not terminated by either party prior to August 13, 2004, Executive's employment with the Company shall automatically terminate on and as of August 13, 2004. For purposes of this Agreement, the term "Separation Date" shall mean the last day of Executive's employment with the Company. In the event that, the Parent Company shall have executed and delivered a Sale Agreement (as hereinafter defined) on or before the Separation Date, Executive covenants and agrees that following the Separation Date, Executive shall make herself available to the Company from time to time as the Company may reasonably request to confer and provide advice and reasonable assistance to the Company in connection with matters relating to the consummation of the Sale Agreement (as hereinafter defined) and such other matters incidental thereto.

2. Position. Executive shall continue as Company's Vice President Corporate Development and Treasurer through the Separation Date. Executive understands and agrees that Executive shall continue to perform Executive's duties in a manner consistent with her past performance during this time and, in the event that the Company shall have hired a new Chief Financial Officer prior to the Separation Date, Executive shall cooperate with Company in good faith to assist with the transition ("Transition") of such new Chief Financial Officer of the Company.

3. Severance.

   a. In the event that the Separation Date is August 13, 2004 or the Company chooses to terminate Executive's employment prior to August 13, 2004, then Executive (or her estate, in the event of Executive's death) shall be paid a lump sum severance payment in the amount of Eight Hundred Forty Thousand Dollars ($840,000), plus Executive shall be entitled to a 2004 bonus (based upon Company's policies following past practice, which includes Executive's performance), with an annual target of $134,000, which shall be prorated based upon the Separation Date (hereinafter the severance payment plus pro-rated bonus (if applicable) are referred to as the "Severance Payments"). Subject to the provisions of the General Release attached hereto as Exhibit A, such Severance Payments shall be made within fourteen (14) days of the Separation Date, in accordance with Company's normal payroll practices and subject to all withholdings required by law.

      b. If Executive chooses to terminate Executive's employment and, at her election, the Separation Date is a date prior to August 13, 2004, Executive shall receive no Severance Payments and no prorated bonus. Executive shall receive Executive's base salary through the last day of employment and shall be entitled to no other payments or remuneration, except for the stock options (if entitled to in accordance with the Equity Plans, as defined below), or other vested employee benefit to which Executive may be entitled pursuant to the Equity Plans or the Company's or the Parent Company's benefit plans in which Executive is a participant.

      c. Solely in the event that (i) on or before the Separation Date, the Parent Company shall have executed and delivered a binding definitive agreement (or series of related definitive agreements) providing for a transaction (or series of related transactions) the consummation of which would result in a Change in Control (as defined in the 2002 Stock Plan) (collectively, a "Sale Agreement") and (ii) such Sale Agreement provides for the acquisition of the capital stock of Parent Company (whether by merger or otherwise) for a per share price equal to an amount referenced on Schedule 3(c) hereto, then, subject to the consummation of the transactions contemplated by such Sale Agreement (the "Sale Agreement Closing"), Executive shall be entitled to a bonus in the amount set forth opposite such price per share on such Schedule 3(c), which amount shall be due and payable by the Company within thirty (30) days of the date of the Sale Agreement Closing. By way of illustration and not of limitation or modification of the foregoing, in the event that the Separation Date is a date prior to the date on which the Company executes and delivers a Sale Agreement, Executive shall have no right to compensation under this paragraph.

      d. Solely in the event that (i) on or before the Separation Date, the Parent Company shall have executed and delivered a Sale Agreement, (ii) such Sale Agreement provides for the acquisition of the capital stock of Parent Company (whether by merger or otherwise) for a per share price equal to an amount less than $30.00, and (iii) the board of directors of the Parent Company (or the Compensation Committee thereof, as applicable) determines to issue bonus awards to any of the officers of the Parent Company in respect of the service of such officers on behalf of the Parent Company in connection with such Sale Agreement, then, subject to the occurrence of the Sale Agreement Closing, Executive shall be eligible to be considered by the board of directors of the Parent Company (or the Compensation Committee thereof, as applicable), in its sole discretion, for a bonus award. By way of illustration and not of limitation or modification of the foregoing, in the event that the Separation Date is a date prior to the date on which the Company executes and delivers a Sale Agreement, Executive shall have no right to be considered for a bonus award under this paragraph.

      e. Solely in the event that on or before the Separation Date, the Parent Company shall have executed and delivered a Sale Agreement, then, subject to the occurrence of the Sale Agreement Closing, Executive shall be paid a lump sum payment in an amount equal to Four Hundred Twenty Thousand Dollars ($420,000), which amount shall be due and payable within thirty (30) days of the date of the Sale Agreement Closing. By way of illustration and not of limitation or modification of the foregoing, in the event that the Separation Date is a date prior to the date on which the Company executes and delivers a Sale Agreement, Executive shall have no right to compensation under this paragraph.

      f. Notwithstanding the foregoing paragraphs (a) through (e) and any other provisions to the contrary set forth in this Agreement, the Severance Payments and any and all other consideration due and payable hereunder are expressly conditioned upon (i) Executive's performance of her covenants and obligations hereunder and (ii) execution by Executive of a General Release and a Resignation, which shall be presented to Executive by the Company on the Separation Date, in the forms attached hereto as Exhibit A and Exhibit B, respectively. Executive understands and agrees that the said Severance Payments are good and valuable consideration for the General Release and Resignation and that Executive shall only be entitled to receive the Severance Payments and any other consideration contemplated hereby upon execution of said General Release and Resignation. Executive shall be entitled to no other payments or remuneration except as expressly provided in this Section 3 and Section 4(g), if applicable, pursuant to the terms and conditions thereof.

4. Stock Options. Executive agrees to the following with respect to Executive's participation in the Parent Company's stock plans (1998 Stock Option Plan, the 1998 Phantom Stock Plan and the 2002 Stock Plan (collectively the "Equity Plans")) and agrees that Parent Company and the Company, as applicable, have fully satisfied all of their respective obligations to Executive under the Equity Plans:

      a. Executive shall have the right to exercise 28,095 options issued March 3, 1998 at an exercise price of $21.00 per share, which options must be exercised on or before sixty (60) days following the Separation Date, or if such 60th day falls on a non-business day, then the last immediately preceding business day before such 60th day ("Exercise Date"). (By way of illustration and not of limitation or modification of the foregoing, if the Separation Date is August 13, 2004, then the Exercise Date will be October 12, 2004.) Prior to such date, such amounts may be exercised on dates and in share amounts selected by Executive in one or more transactions.

      b. Executive shall have the right to exercise 30,890 options issued September 30, 1998 at an exercise price of $21.00 per share, which options must be exercised on or before the Exercise Date. Prior to such date, such amounts may be exercised on dates and in share amounts selected by Executive in one or more transactions.

      c. As of each date set forth on Schedule 4(c) attached hereto, Executive shall have the right to exercise that certain number of options set forth opposite such date, which options were issued May 2, 2002 at an exercise price of $22.00 per share, which options must be exercised on or before the Exercise Date. Prior to such Exercise Date, such amounts may be exercised on dates and in share amounts selected by Executive in one or more transactions. With respect to any options set forth on Schedule 4(c) that are not exercisable on and as of the Separation Date (collectively, "2002 Unvested Options"), such 2002 Unvested Options shall be deemed not vested and shall be canceled upon and as of the Separation Date.

      d. As of each date set forth on Schedule 4(d) attached hereto, Executive shall have the right to exercise that certain number of options set forth opposite such date on Schedule 4(d), which options were issued May 2, 2003 at an exercise price of $23.60 per share, which options must be exercised on or before the Exercise Date. With respect to any options set forth on Schedule 4(d) that are not exercisable on and as of the Separation Date (collectively, "2003 Unvested Options," and, together with the 2002 Unvested Options, the "Unvested Options")), such 2003 Unvested Options shall be deemed not vested and shall be canceled upon and as of the Separation Date.

      e. Executive shall have the right to exercise 30,952 units issued March 3, 1998 under the Parent Company's 1998 Phantom Stock Plan (47,619 original units less 16,667 units exercised by Executive on 8/5/2003, 11/04/2003, and 3/5/2004)
at an exercise price of $0.00 per share, which units must be exercised as soon as practicable after the Separation Date but in no event later than thirty (30) days following the Separation Date. Prior to such date, such amounts may be exercised on dates and in share amounts selected by Executive in one or more transactions.

      f. In the event the Parent Company shall have executed and delivered a Sale Agreement on or before the Separation Date, the right of Executive to exercise all options that are not otherwise exercisable on or as of the Separation Date pursuant to Sections 4(c) and 4(d) hereof, shall be accelerated and such options shall be deemed vested and exercisable on and as of the Separation Date, provided that such options must be exercised on or before the Exercise Date.

      g. In the event that the Parent Company shall have not executed and delivered a Sale Agreement on or before the Separation Date, Executive shall have the right to receive, in addition to all other amounts due and payable pursuant to the terms and subject to the conditions of Section 3 hereof, an amount equal to the Unvested Option True-Up Payment (as defined below), which right shall be exercisable only by written notice from Executive (the "True-Up Notice") and received by the Company at any time on or before the Exercise Date. For purposes hereof, the "Unvested Option True-Up Payment" means an amount equal to (i) the product of (A) total number of Unvested Options and (B) the Market Value of the Unvested Options, minus (ii) the total of the exercise price for all Unvested Options. For purposes of this Agreement, the term "Market Value" means an amount equal to the average of the highest and lowest trading prices of the publicly traded stock of LIN TV Corp. as reported by the New York Stock Exchange ("NYSE") for the date on which the Company shall have received the True-Up Notice, provided that such True-Up Notice is received by the Company prior to the close of trading on the NYSE for such date and, in the event that such True-Up Notice is received after the close of trading on the NYSE, the Market Value shall be determined as of the trading day immediately following the receipt of the True-Up Notice.

      h. All option amounts and phantom units are calculated as of June 1, 2004. Any changes made by Executive after this date will change the vested option numbers stated above or set forth on the schedules attached hereto. All other options shall be cancelled. All of the options referred to herein, if not exercised in a timely fashion as set forth herein, shall expire and be void. References to Executive in this Paragraph 4 shall include Executive's estate, if applicable, and will be governed by the terms of the Equity Plans. Except as may be set forth herein, Executive's options and phantom units shall be governed by the terms of the Equity Plans.

5. Assistance With Compliance Requirements. For up to one (1) year from the Separation Date, Company shall provide Executive with all reasonable assistance necessary for Executive to comply with Executive's reporting obligations under
Section 16 of the Securities Exchange Act of 1934 to the same degree that the Company may assist other executives and officers of the Company.

6. Severance Compensation Agreement. Reference is hereby made to the Severance Compensation Agreement dated September 5, 1996, as amended on October 1, 1999 and further amended on August 30, 2000 and further amended on October 1, 2002, by and between Executive and Company (hereinafter "Severance Compensation Agreement"), a copy of which is attached hereto as Exhibit C. Executive acknowledges and agrees that the Company has fully satisfied all of its obligations to Executive under the Severance Compensation Agreement. By signing this Agreement, the parties understand and agree that the Severance Compensation Agreement is hereby terminated and of no further force or effect.

7. Confidentiality of this Agreement. Company and Executive hereby agree that the terms and existence of this Agreement are confidential and shall not be disclosed to anyone by Executive, except as required by law or if necessary in order to enforce this Agreement. In addition, Executive agrees to keep confidential all non-public information concerning Company or any of its affiliates. Company and Executive agree that except as may be required by law, neither of them will make any statement or disclosure that is intended to, or will be reasonably likely to, disparage the other in any way. The Company's obligations pursuant to the previous sentence shall be limited to the actions of the executive officers of the Parent Company only. In the event that Executive breaches this paragraph, all payments hereunder shall immediately cease and Company shall be entitled to recover any payments previously made.

8. Return of Materials. Executive covenants and agrees that, on or before the Separation Date, Executive will return all Company property in Executive's possession or control, including without limiting the generality of the foregoing, credit cards, keys, telephones, computer equipment and discs, and Company documents. Notwithstanding the foregoing and as soon as is administratively feasible following the Separation Date, (i) Company will transfer title to the Company car that has been assigned to Executive, and Executive will be responsible for all registration fees, insurance and taxes, including sales tax, if applicable; and (ii) Company will change Executive's cell phone service to Executive's name, which cell phone Executive shall retain. The parties agree that the value of the automobile that will be taxable to Executive will be the value of the automobile as of the Separation Date as determined based upon the applicable value reflected in Kelley Blue Book or such other reasonably similar, reputable third-party valuation publication.

9. Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive further states and represents that Executive has carefully read this Agreement, understands the contents hereof, has consulted with Executive's counsel of choice, Robert P. Brooks, of the law firm of Adler Pollack & Sheehan, freely and voluntarily assents to all of the terms and conditions hereof, and is signing this Agreement as Executive's own free act. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or the Executive.

10. Waiver. No waiver of any provision of this Agreement shall be enforceable unless in writing and signed by the waiving party. No waiver of any provision of this Agreement shall affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not in any way affect the validity or enforceability of any other provision of this Agreement. Whenever possible, this Agreement shall be construed in a manner to permit the full enforcement of each provision hereof and any declaration of invalidity or unenforceability of any provision hereof shall be construed to minimize the effect of such declaration.

12. Notice. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            (a)   If to Company:

                        LIN TV Corp.
                        Attn: Denise M. Parent
                        Four Richmond Square, Suite 200
                        Providence, Rhode Island 02906

            (b)   If to Executive:

                        Ms. Deborah R. Jacobson
                        166 Arlington Avenue
                        Providence, Rhode Island 02906

                  With a copy to:

                        Robert P. Brooks, Esq.
                        Adler Pollock & Sheehan
                        2300 Financial Plaza
                        Providence, Rhode Island 02903

      Any party hereto may by notice in writing change the address to which notices are to be addressed hereunder. Notice hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered personally, and in the case of mail three (3) days following the depositing of the same in the United States Mail as above stated.

13. Binding Effect; Assignment; Executive's Beneficiary. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, including, without limitation, any successor corporation. Upon the death of Executive, any amount otherwise payable to Executive hereunder shall be paid to Executive's beneficiary or estate.

14. Amendments. This Agreement may only be amended by the written mutual consent of the parties hereto.

15. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Company and Executive and supercedes all prior agreements between Company and Executive with respect to the subject matter hereof, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by Company not contained herein shall be of any force or effect.

16. Headings. The various headings in this Agreement are inserted for convenience only.

17. Governing Law. This Agreement shall in all respects be subject to and governed by the laws of the State of Rhode Island.

18. Arbitration. The paragraph entitled Arbitration contained in that certain Nonqualified Stock Option Letter Agreement, dated as of May 2, 2002, by and between Executive and Company, a copy of which is attached hereto as Exhibit D shall remain in full force and effect and apply to this Agreement and is fully incorporated herein by this reference.

19. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiations, execution and delivery and performance of this Agreement except that the Company shall pay the reasonable fees and expenses of Adler Pollock & Sheehan, counsel to Executive in connection with this Agreement, such payment by the Company not to exceed Five Thousand Dollars ($5,000).

        [Remainder of page intentionally blank; signature page follows.]

            IN WITNESS WHEREOF, the parties have set their respective hands and seals to this Agreement as of the dates indicated below.

LIN TELEVISION CORPORATION                      Witness

By:
   -----------------------------                --------------------------

Its:
    ----------------------------

Date: July 19, 2004

/s/ Deborah R. Jacobson
--------------------------------                --------------------------
DEBORAH R. JACOBSON                             Witness
Date: July 20, 2004

For purposes of Section 4 of this
Separation Agreement and General Release:

LIN TV CORP.                                    Witness

By:
   -----------------------------                --------------------------

Its:
    ----------------------------

Date: July 19, 2004

                                                                [EXECUTION COPY]

                                    EXHIBIT A

                                 GENERAL RELEASE

            In consideration of the payments and benefits being provided pursuant to that certain Separation Agreement and General Release ("Separation Agreement") entered into by and between LIN Television Corporation ("Company") and the undersigned Executive ("Executive"), which Executive acknowledges are payments and benefits that Executive would not be entitled to but for this General Release, Executive, for Executive and for Executive's heirs, executors, administrators and assigns, does hereby fully, forever, irrevocably and unconditionally release, remise and discharge Company, and its parent company, LIN TV Corp., subsidiary corporations and all affiliates in existence from time to time, and its and their respective officers, directors, employees, and agents (collectively, the "Released Parties"), from and against any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature whatsoever, whether known or unknown, which Executive ever had, now has, or may in the future have against any Released Party and arising out of the state of things from the beginning of time to the date of Executive's execution of this General Release, including, but not limited to, all claims arising out of Executive's employment with, and separation from employment with, Company, all discrimination claims under the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12112), Title VII of the Civil Rights Act of 1964 (42 U.S.C.
Section 2000e et seq.), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. Section 1001 et seq.), the Federal False Claims Act, the Rhode Island Fair Employment Practices Act (R.I. Gen. Laws Section 28-5-1 et seq.), the Rhode Island Civil Rights of People with Disabilities Act (R.I. Gen. Laws Section 42-87-1 et seq.), the Rhode Island Civil Rights Act (R.I. Gen. Laws
Section 42-112-1 et seq.), and all wrongful discharge claims or other common law and statutory tort and contract claims; provided, however, that Executive does not release Company from any claims arising out of Company's failure to perform its obligations under the Separation Agreement and General Release between Executive and Company, dated as of [date to be inserted,], 2004.

            Executive represents and warrants that Executive has not filed any complaint, charge, or claim for relief against any Released Party (as defined herein) with any local, state or federal court or administrative agency. Executive further covenants and agrees not to file any complaints, charges, or claims against any Released Party with respect to any matters arising out of Executive's employment with or separation from Company, except such complaints, charges or claims as may arise out of the breach by Company of its obligations under the Separation Agreement.

            Executive is voluntarily and knowingly executing this General Release. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this General Release and that Company has advised Executive in writing, by the Separation Agreement, to consult with an attorney of Executive's own choosing prior to signing this General Release. Executive may revoke this General Release at any time during the seven (7) day period following Executive's execution of this General Release. Executive acknowledges and agrees that Company shall have no responsibilities under the Separation Agreement until the expiration of this seven (7) day revocation period. If Executive exercises this right to revoke, this General Release shall become null and void and all sums paid or provided under the said Separation Agreement shall be immediately returned to Company. Executive agrees that if Executive fails to return all such sums paid or provided, Executive shall be responsible for all costs, including reasonable attorneys' fees, incurred by Company in retrieving such sums.

                                                /s/ Deborah R. Jocobson
-------------------------------                 -----------------------
Witness                                         Deborah R. Jacobson

                                                Dated: July 20, 2004

                                                                [EXECUTION COPY]

                                    EXHIBIT B

                             RESIGNATION OF OFFICER

I, Deborah R. Jacobson, hereby resign as Vice President-Corporate Development and Treasurer of LIN TV Corp. and all of its subsidiaries, and as Treasurer and Assistant Secretary of Banks Broadcasting, Inc. and Banks-Boise, Inc., effective as of _____________ __, 2004.

                                                /s/ Deborah R. Jacobson
                                                -----------------------
                                                Deborah R. Jacobson

                                                                [EXECUTION COPY]

                                    EXHIBIT C

                    COPY OF SEVERANCE COMPENSATION AGREEMENT
           (PER SECTION 6 OF SEPARATION AGREEMENT AND GENERAL RELEASE)

                                                                [EXECUTION COPY]

                                    EXHIBIT D

              EXTRACT OF NONQUALIFIED STOCK OPTION LETTER AGREEMENT
                        CONCERNING ARBITRATION PROCEDURES
          (PER SECTION 18 OF SEPARATION AGREEMENT AND GENERAL RELEASE)

                                                                [EXECUTION COPY]

                                  SCHEDULE 3(c)

 PRICE PER SHARE              BONUS AMOUNT
------------------            ------------
$30.00 - $30.99               $  750,000
$31.00 - $31.99               $  887,500
$32.00 - $32.99               $1,037,500
$33.00 - $33.99               $1,200,000
$34.00 - $34.99               $1,375,000
$35.00 - $35.99               $1,562,500
$36.00 - $36.99               $1,812,500
$37.00 - $37.99               $2,062,500
$38.00 - $38.99               $2,312,500
$39.00 - $39.99               $2,562,500
$40.00 and greater            $2,812,500

                                                                [EXECUTION COPY]

                                  SCHEDULE 4(c)

DATE ON OR AFTER:          NUMBER OF OPTIONS:
-----------------          ------------------
   May 3, 2003                  10,125
   May 3, 2004                  10,125
   May 3, 2005                  10,125
   May 3, 2006                  10,125

                                                                [EXECUTION COPY]

                                  SCHEDULE 4(d)

DATE ON OR AFTER:          NUMBER OF OPTIONS:
-----------------          ------------------
   May 2, 2004                   5,063
   May 2, 2005                   5,063
   May 2, 2006                   5,062
   May 2, 2007                   5,062